[KPMG LLP Letterhead]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Kiewit Investment Fund LLLP
We consent to the use of our report dated Mary 26, 2005 on the statement of assets and liabilities of Kiewit Investment Fund LLLP (the Fund) as of March 31, 2005, and the related statements of income and expenses and changes in partnership capital for the period from September 8, 2004 (the date of formation) to March 31, 2005, incorporated by reference in this registration statement and to the reference to our firm under the heading “Independent Registered Public Accountants”.
/s/ KPMG LLP
Boston, Massachusetts
November 1, 2005